UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement.
☐  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑  Definitive Proxy Statement.
☐  Definitive Additional Materials.
☐  Soliciting Material Pursuant to §240.14a-12.
AMERICAN RAILCAR INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

100 Clark Street, St. Charles Missouri 63301
www.americanrailcar.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 4, 2008

To Our Stockholders:

The Annual Meeting of Stockholders of American Railcar Industries, Inc. (the “Company,” “ARI,” “we,” “us,” “our”) will be held beginning at 1:00 p.m., local time, on June 4, 2008 at Brown Rudnick Berlack Israels LLP, Seven Times Square, New York, New York 10036 for the following purposes:

1. To elect nine directors to serve for the ensuing year and until their successors are duly elected.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on April 18, 2008 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, for a period of ten days prior to the meeting at the Company’s principal executive office, 100 Clark Street, St. Charles, Missouri 63301.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person, if they so desire.

A Proxy Statement, proxy card and a copy of the Annual Report of the Company for the last fiscal year accompany this Notice of Annual Meeting of Stockholders.

By order of the Board of Directors

-s- Michael Obertop
Michael Obertop
Secretary

May 6, 2008
St. Charles, Missouri

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. Even if you have given your proxy, the proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY’S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2008: This Proxy Statement, the Company’s Annual Report for the fiscal year ended December 31, 2007 and the Proxy Card are available at the Company’s website, www.americanrailcar.com.

AMERICAN RAILCAR INDUSTRIES, INC.

Proxy Statement

PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2008

General

The enclosed proxy is solicited on behalf of the board of directors of American Railcar Industries, Inc. (the “Company,” “ARI,” “we,” “us,” “our”) for use at the Annual Meeting of Stockholders to be held on June 4, 2008 (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Brown Rudnick Berlack Israels LLP, Seven Times Square, New York, New York 10036. This proxy statement, the accompanying Notice of Annual Meeting, the proxy card and the annual report to stockholders were first mailed or delivered on or about May 6, 2008.

Record Date, Stock Ownership and Voting

Only stockholders of record at the close of business on April 18, 2008 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were outstanding and entitled to vote 21,302,296 shares of our common stock, par value $.01 per share (our “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock. Shares represented by the enclosed proxy, if properly executed and returned to the Company prior to the meeting, will be voted at the Annual Meeting and at any adjournment or postponement thereof in the manner specified, or, if not specified, in favor of the election of the nine nominees for director. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment.

The presence, in person or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting.

The proxy card provides space for a stockholder to withhold voting for any or all nominees for the board of directors. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting. The inspector of elections will treat both abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Abstentions will have no effect on the outcome of the vote for the election of directors. Broker non-votes on any other matter will be treated as shares not entitled to vote with respect to that matter and will have no effect on the proposal not voted.

Revocability of Proxies

The proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

Costs of Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Our executive office is located at 100 Clark Street, St. Charles, Missouri 63301.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting nine directors are to be elected who shall hold office until the next Annual Meeting of Stockholders. The persons listed below, each of whom is currently a director of the Company, have been nominated by the board of directors for election as directors. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the nine nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present board of directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends you vote FOR the election of each of the nine nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of April 18, 2008.

			Director
Name	Age	Position	Since

Carl C. Icahn	72	Chairman of the Board	1994
James J. Unger	60	President, Chief Executive Officer and Director	1995
Vincent J. Intrieri*	51	Director	2005
James C. Pontious **	69	Director	2006
James M. Laisure **	56	Director	2006
Peter K. Shea	57	Director	2006
Harold First ***	71	Director	2007
Brett Icahn*	28	Director	2007
Hunter Gary	33	Director	2008

*	Member of the Compensation Committee

**	Member of the Audit Committee

***	Chair of the Audit Committee

Nominees

Carl C. Icahn.  Mr. Carl Icahn has been our principal beneficial stockholder and has served as chairman of the board and as a director since 1994. Mr. Carl Icahn has served as chairman of the board and a director of Starfire Holding Corporation (“Starfire”), a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly-owned subsidiary of Icahn Enterprises L.P. (“Icahn Enterprises”), and certain related entities, Mr. Carl Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP,

Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, and Icahn Partners Master Fund III LP. Prior to August 2007, Mr. Carl Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp., since September 2004. Since November 1990, Mr. Carl Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate, and home fashion. Mr. Carl Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. From October 1998 through May 2004, Mr. Carl Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, which, until February 2008, was a subsidiary of Icahn Enterprises. From September 2000 to February 2007, Mr. Carl Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands casino in Atlantic City until November 2006. Mr. Carl Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006, and of its predecessor from January 2003 to February 2006. Mr. Carl Icahn has served as a Director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies since July 1993. In May 2005, Mr. Carl Icahn became a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. In October 2005, Mr. Carl Icahn became a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. In September 2006, Mr. Carl Icahn became a director of ImClone Systems Incorporated (“ImClone”), a biopharmaceutical company, and since October 2006, has been the chairman of the board of ImClone. In August 2007, Mr. Carl Icahn became a director of WCI Communities, Inc. (“WCI”), a homebuilding company, and since September 2007, has been the chairman of the board of WCI. In December 2007, Mr. Carl Icahn became a director of Federal-Mogul Corporation (“Federal-Mogul”), a supplier of automotive products, and since January 2008, has been the chairman of the board of Federal-Mogul. In April, 2008, Mr. Carl Icahn became a director of Motricity, Inc., a company that provides mobile content services and solutions. Mr. Carl Icahn received his B.A. from Princeton University.

James J. Unger.  Mr. Unger has served as our president, chief executive officer and director since March 1995. Prior to joining us, he served ACF Industries, Inc. (now known as ACF Industries, LLC) (“ACF”) as its president from 1988 to 1995, as its senior vice president and chief financial officer from 1984 to 1988 and on its board of directors from August 1993 to March 2005. After he joined us in 1995, Mr. Unger simultaneously continued to serve as the vice chairman of ACF until March 2005. ACF is controlled by Mr. Carl Icahn. Since July 2007, Mr. Unger has served on the executive committee of Axis, LLC, the axle manufacturing joint venture in which we have a 37.5% interest, and, since January 2008, he has served as a director of Axis Operating Company, LLC, which is wholly owned by Axis, LLC and is the operating entity for the joint venture. Since June 2003, Mr. Unger has served as president of Ohio Castings Company, LLC (“Ohio Castings”), the joint venture in which we have a one-third interest. Mr. Unger was on the board of directors of Aspen Resources Group, an oil and gas exploration company from May 2002 until April 2007. Mr. Unger participates in several industry organizations, including as an executive committee member for the Railway Supply Institute, Inc., or “RSI”. He also is a board member of the American Railway Car Institute, a member of the project review committee for the RSI-AAR Railroad Tank Car Safety Research Test Project, a steering committee member of the RSI Committee on Tank Railcars, and a member of the National Freight and Transportation Association. Mr. Unger served as a member of the board of directors of Ranken Technical College from 1990 to 2002. Mr. Unger received a B.S. in Accounting from the University of Missouri, Columbia and is a Certified Public Accountant.

Vincent J. Intrieri.  Mr. Intrieri served as our senior vice president, treasurer and secretary from March 2005 to December 2005 and has served on our board of directors since August 2005, and as a member of our compensation committee since January 2006. Since July 2006, Mr. Intrieri has been a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Capital LP, the entity through which Mr. Carl Icahn manages third party private investment funds. Since January 1, 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services company. Since April 2003, Mr. Intrieri has been Chairman of the Board of Directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. Mr. Intrieri also serves on the boards of directors of the following companies: Lear Corporation, a supplier of automotive interior systems and components; National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; XO Holdings, Inc., a telecommunications company; WestPoint International, Inc., a manufacturer of bed and bath home fashion products; and Federal-Mogul Corporation, a supplier of automotive products. With respect to each company mentioned above, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a BS in Accounting from The Pennsylvania State University.

James C. Pontious.  Mr. Pontious has served on our board of directors since January 2006. Since May 2005, Mr. Pontious has been a consultant in the areas of business development and acquisitions to Wabtec Corporation (“Wabtec”), a public company that supplies air brakes and other equipment for locomotives, freight cars and passenger transit vehicles. In 2005, Mr. Pontious helped Wabtec found Intermodal Trailer Express Corp., an intermodal operating company established to focus on hauling highway trailers over the nation’s railroads. Mr. Pontious is a principal of this newly founded company. Mr. Pontious served Wabtec as vice president of special projects from January 2003 through April 2005 and as vice president of sales and marketing from April 1990 to January 2003. Mr. Pontious also served as vice president of sales and marketing at New York Air Brake Company, a unit of General Signal Corporation, from 1977 to 1990. Prior to this, Mr. Pontious served the Pullman-Standard division of Pullman, Inc., a freight and passenger railcar manufacturer, from 1961 to 1977 in various management positions in the areas of sales, marketing and operations. Mr. Pontious currently serves as a director of the Intermodal Transportation Institute at the University of Denver. Mr. Pontious holds a B.B.A. from the University of Minnesota.

James M. Laisure.  Mr. Laisure has served on our board of directors since January 2006. Since March 2007, Mr. Laisure has served as President of Remy, Inc., a manufacturer and distributor of rotating electrics and a subsidiary of Remy International, Inc. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (“Dana”), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. In addition, he served on the board of directors of various Dana Corporation joint ventures, including joint ventures in Germany, Indonesia, Mexico and Turkey. Mr. Laisure served as director of finance of P.T. Spicer Indonesia, a manufacturer of axles and driveshafts, from 1982 to 1984. Also, he served as accountant, internal auditor and controller at Perfect Circle, a manufacturer of automotive engine components, from 1973 to 1981. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

Peter K. Shea.  Mr. Shea has served on our board of directors since December 2006. Mr. Shea has been head of portfolio company operations at Icahn Enterprises since December 2006, and since December 2006, president of API. Since December 2006, Mr. Shea has also served as a director of XO Holdings and as a director of WestPoint Since November 2006, Mr. Shea has been a director of Viskase. From 2002 to November 2006, Mr. Shea was an independent consultant to various companies and an advisor to private equity firms. From 1997 to 2001 he was a Managing Director of H.J. Heinz Company in Europe, a manufacturer and marketer of a broad line of food products across the globe. Mr. Shea has an M.B.A. from the University of Southern California and a B.B.A. from Iona College.

Harold First.  Mr. First has served on our board of directors since January 2007. Mr. First has been an independent financial consultant since January 1993. Mr. First is currently a director of WestPoint. Since November 2007, Mr. First has been a director of Lexington Realty Trust, a New York Stock Exchange (“NYSE”) traded real estate investment trust that merged with Newkirk Realty Trust, Inc. (“Newkirk”), another NYSE traded real estate investment trust on December 31, 2006. From January 2006 through December 2006, Mr. First was a director of

Newkirk. Mr. First was a director of PANACO Inc., an oil and gas drilling firm, from September 1997 to December 2003. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College.

Brett Icahn.  Mr. Brett Icahn has served on our board of directors since January 2007. Mr. Brett Icahn is the son of Mr. Carl Icahn. In 2001, Mr. Brett Icahn founded Myelin Media, an interactive software publishing company controlled by Mr. Carl Icahn. Mr. Brett Icahn is also an investment analyst for Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. In addition, Mr. Brett Icahn is also the Vice President of Modal LLC, a company wholly owned and controlled by Mr. Carl Icahn and through which Mr. Carl Icahn beneficially owns shares in us. Mr. Brett Icahn received a B.A. from Princeton University.

Hunter Gary.  Mr. Gary has served on our board of directors since January 2008. Since 2003, Mr. Gary has been the Chief Operating Officer of Icahn Sourcing LLC, where he is responsible for value enhancement of companies in which Mr. Carl Icahn has a significant interest, and has been employed by Icahn Associates Corp since June 2003. Since 2007, Mr. Gary has also served as a director of WestPoint and as a director for Motricity, Inc., a company that provides mobile content services and solutions. Motricity is controlled by Mr. Carl Icahn. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.A. from Georgetown University.

CORPORATE GOVERNANCE

Director Independence and Controlled Company Status

Our Common Stock is listed on the Global Select market of the NASDAQ Stock Market LLC, or Nasdaq, and Nasdaq’s standards and definitions relating to director independence apply to us. Our board of directors has determined that three of our current directors, Messrs. Pontious, Laisure and First, each of whom is also a nominee for director at the Annual Meeting, are independent under these standards and definitions. Each of Mr. Intrieri, Mr. Gary, Mr. Brett Icahn and Mr. Shea are employed by and/or otherwise affiliated with Mr. Carl Icahn or entities controlled by Mr. Carl Icahn, and Mr. Unger is our President and Chief Executive Officer. Our board of directors considered several factors in determining that Messrs. Pontious, Laisure and First are independent. As to Mr. First, the directors’ analysis included consideration of (i) his current directorship of WestPoint, which is an affiliate of Mr. Carl Icahn, (ii) his past employment, from November 1990 to January 1993, as chief financial officer of Icahn Holding Corporation, an affiliate of Mr. Carl Icahn and (iii) his prior directorships of various public and private companies affiliated with Mr. Carl Icahn. The board of directors did not assign any particular weight or importance to any one of these factors but rather considered them as a whole. After considering all of these factors, our board of directors concluded that none of Messrs. Pontious, Laisure and First had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied Nasdaq’s standards and definitions for independence.

During 2007 and through the date of this Proxy Statement, Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors, controlled more than 50% of the voting power of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management,” below. Consequently, we are a “controlled company” under applicable Nasdaq rules. Under these rules, a “controlled company” may elect not to comply with certain Nasdaq corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our compensation committee does not satisfy Nasdaq’s corporate governance requirements applicable to compensation committees of non-controlled companies and does not have a charter.

Board of Directors’ Meetings and Committees

Our board of directors held twelve meetings during the fiscal year ended December 31, 2007. During 2007, each director attended at least 75% of the meetings of the board of directors and each committee on which they served.

All of our directors are encouraged to attend our annual meetings of stockholders, and last year four of our then nine directors attended our 2007 annual meeting of stockholders.

Our standing committees are our audit committee and our compensation committee. We have in the past and may in the future establish special committees under the direction of the board of directors when necessary to address specific issues.

Director Nominations

We do not maintain a formal policy with respect to the review of potential nominees to our board of directors. All of the members of our board of directors participate in the review of potential nominees to our board of directors. The board has determined that, given the importance of the director nomination process, the entire board of directors should participate in the evaluation of potential board members. As a result of his control of a majority of our outstanding Common Stock, Mr. Carl Icahn may control the election of all of the members of our board of directors. Our board of directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Carl Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Carl Icahn’s and the board’s review of potential nominees.

The board of directors may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for director for election at the 2009 Annual Meeting of Stockholders, it must follow the procedures described below in “Stockholder Proposals and Recommendations for Director.”

Audit Committee

We established our audit committee in January 2006 in connection with the initial public offering of our Common Stock. Our audit committee meets formally at least once every quarter and more often if necessary. Our board of directors has adopted a written charter for our audit committee. That charter conforms to applicable rules and regulations of the Securities and Exchange Commission, or SEC, and Nasdaq. A copy of the audit committee charter is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Messrs. First, Pontious and Laisure are currently the members of our audit committee. Our board of directors has determined that Mr. First qualifies as an “audit committee financial expert,” as defined by applicable SEC rules, and that he satisfies Nasdaq’s financial sophistication standards. Our board of directors has also determined that Messrs. First, Laisure and Pontious are “independent” under applicable SEC and Nasdaq rules and standards.

SEC Rule 10A-3, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that a minority of the members of our audit committee were permitted to be exempt from the SEC’s independence requirements until January 19, 2007, the one year anniversary of the date of effectiveness of our registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the initial public offering of our Common Stock. During 2006 and through January 16, 2007, we relied on this exemption and Mr. Intrieri, who is not an independent director, was a member of our audit committee. On January 16, 2007, Mr. Intrieri stepped down from the audit committee and Mr. First was appointed to the audit committee as its chair. As a result, we complied with the time period provided by the exemption and all of the members of our audit committee are currently “independent,” under applicable SEC and Nasdaq rules. The board of directors assessed our reliance on this exemption and determined that it did not materially adversely affect the ability of the audit committee to act independently during 2006 and to satisfy the other requirements of Rule 10A-3.

Our audit committee held six meetings during the fiscal year ended December 31, 2007. Mr. Intrieri did not participate in any of those meetings as they all occurred after January 16, 2007, when Mr. Intrieri stepped down from the audit committee.

Our audit committee is responsible for oversight of the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm and for assisting the board of directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for oversight of “whistle-blowing” procedures, approving transactions with related persons and certain other compliance matters.

Independent Registered Public Accounting Firm

We engaged Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm during the fiscal years ended December 31, 2007 and 2006. The decision to engage Grant Thornton during those years was unanimously approved by our audit committee. The audit committee intends to appoint Grant Thornton to audit our consolidated financial statements for the fiscal year ending December 31, 2008, subject to satisfactory negotiations regarding fees and services. A representative of Grant Thornton is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Fees Billed by Independent Registered Public Accounting Firm

Audit Fees.  We incurred $1,056,080 in audit fees and expenses for the year ended December 31, 2007 and $683,638 in audit fees and expenses for the year ended December 31, 2006 from Grant Thornton. We include in the category of audit fees those fees billed by our independent registered public accounting firm for professional services rendered for the audit of our consolidated financial statements, the quarterly reviews associated with the filing of our quarterly 10-Q reports with the SEC, fees associated with testing our internal controls over financial reporting and other related services that are normally provided in connection with such statutory and regulatory filings. 2007 was the first year we were required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and, thus, was the first year that we incurred significant audit fees related to our auditors testing our internal control over financial reporting. The amounts included for the year ended December 31, 2006 included $115,627, relating to the review of our Form S-1 in connection with the initial public offering of our Common Stock.

Audit-Related Fees.  We incurred $19,496 and $29,694, respectively, in fees from Grant Thornton for audit-related services for the years ended December 31, 2007 and 2006. These services related to financial due diligence in 2007 and work related to our acquisition of Custom Steel in 2006.

Tax Fees.  We did not incur any fees from Grant Thornton for tax compliance, tax advice or tax planning services in the year ended December 31, 2007. For the year ended December 31, 2006, we incurred tax planning fees of $43,768 from Grant Thornton.

All Other Fees.  We did not incur any other fees from Grant Thornton in the years ended December 31, 2007 and 2006.

The audit committee has considered whether the provision of non-audit services by its independent registered public accounting firm is compatible with maintaining auditor independence and has determined that the provision of such services is compatible.

Audit Committee Policy on Pre-Approval of Services

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The audit committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Report

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the audit committee:

1. Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005;

2. Discussed with Grant Thornton the Company’s independent registered public accounting firm, the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (“SAS”) No. 61, as amended;

3. Requested and obtained from Grant Thornton the written disclosures and the letter required by Independence Standards Board (“ISB”) Standard No. 1, as amended, regarding Grant Thornton’s independence, and has discussed with Grant Thornton its independence; and

Based on the review and discussions referred to in paragraph numbers (1) — (3) above, the audit committee recommended to our board of directors that the audited financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Harold First, Chairman
James M. Laisure
James C. Pontious

Compensation Committee

We established our compensation committee in February 2006 to review and approve our compensation policies and arrangements. Messrs. Intrieri and Brett Icahn are the current members of our compensation committee. Mr. Brett Icahn replaced Mr. Meister when Mr. Meister resigned from our board of directors in January 2008. Our compensation committee held four meetings during the fiscal year ended December 31, 2007. As discussed above under “— Director Independence and Controlled Company Status,” our compensation committee does not satisfy Nasdaq’s corporate governance requirements applicable to compensation committees of non-controlled companies, is not comprised of independent directors and does not have a charter.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation — Compensation Discussion and Analysis,” below.

Compensation Committee Interlocks and Insider Participation

We formed our compensation committee in February 2006. During 2007, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our board of directors.

Stockholder Communications With Directors

Stockholders may contact the board of directors of the Company by writing to them c/o Investor Relations, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. All communications addressed to the board of directors will be delivered to the board of directors. If stockholders desire, they may contact individual members of the board of directors, our independent directors as a group, or a particular committee of the board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 18, 2008, with respect to the beneficial ownership of our Common Stock by (i) each director, (ii) our named executive officers for the fiscal year ended December 31, 2007, (iii) all of our directors and executive officers as a group, and (iv) each person who is known to us to be the beneficial owner of more than five percent of our Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Beneficial ownership is determined in accordance with rules promulgated under the Exchange Act and generally includes voting and/or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock issuable upon the exercise of stock options that are currently exercisable, or are exercisable within 60 days, are deemed to be issued and outstanding. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed. Unless otherwise indicated, the address of each of the following is: c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

	Shares of Common Stock
	Beneficially Owned
		Percent of
Name	Number	Class

Carl C. Icahn(1)(2)	11,587,945	54.4%
James J. Unger	191,428	*
James Cowan(3)	151,606	*
William P. Benac(4)	24,999	*
Alan C. Lullman(5)	19,047	*
Vincent J. Intrieri	—	—
James C. Pontious	5,000	*
James M. Laisure	—	—
Peter K. Shea	—	—
Harold First(6)	1,500	*
Brett Icahn	—	—
Hunter Gary	—	—
Marsico Capital Management, LLC(7)	997,299	4.7%
Keeley Asset Management Corp.(8)	2,018,523	9.5%
Baron Capital Group, Inc.(9)	1,495,600	7.0%
All executive officers and directors as a group (12 persons)	11,981,526	56.5%

*	Less than one percent

(1)	The following information is based on a Form 4 filed with the Securities and Exchange Commission on November 21, 2007 by Mr. Carl Icahn and certain other parties (the “Icahn Form 4”): Mr. Carl Icahn beneficially owns 5,037,165 of these shares directly and an additional 6,550,780 of these shares (the “Additional Shares”) are owned as follows: (i) 4,290,918 of these shares are owned by Modal LLC, a Delaware limited liability company (“Modal”); (ii) 2,236,062 of these shares are owned by Hopper Investments, LLC, a Delaware limited liability company (“Hopper”); and (iii) 23,800 of these shares are owned by Ms. Gail Golden, Mr. Carl Icahn’s spouse. Hopper is wholly owned by Barberry Corp., a Delaware corporation (“Barberry”). Each of Barberry and Modal is wholly owned by Mr. Carl Icahn. Mr. Carl Icahn may be deemed to have shared voting power and shared investment power with regard to the Additional Shares. Mr. Carl Icahn has sole voting power and sole investment power with regard to the 5,037,165 shares he owns directly. Mr. Carl Icahn, by virtue of his relationships to Hopper, Modal and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Additional Shares. Mr. Carl Icahn disclaims beneficial ownership of such Additional Shares for all other purposes.

(2)	The following information is based on a Schedule 13D filed with the Securities and Exchange Commission on January 31, 2006 by Mr. Carl Icahn and certain other parties (the “Icahn 13D”): In connection with the Company’s initial public offering, on January 20, 2006, pursuant to a stock purchase agreement dated December 7, 2005, among Modal, High Coast Limited Partnership, a Delaware limited partnership and The Foundation for a Greater Opportunity, a Delaware not-for-profit corporation (the “Foundation”), Modal purchased 4,290,918 shares of Common Stock of the Company (the “Modal Shares”) from the Foundation. In connection with the purchase by Modal of the Modal Shares, Modal and the Foundation entered into a pledge security agreement (the “Pledge Security Agreement”), dated January 20, 2006. After an event of default (as defined in the Pledge Security Agreement) and upon notice, the Modal Shares may be transferred to the Foundation. Assuming no other changes to Mr. Carl Icahn’s beneficial ownership of our Common Stock, as reported in the table above, such a transfer may constitute a change in control of the Company.

(3)	Mr. Cowan beneficially owns 151,606 shares. Mr. Cowan has the right to acquire 136,106 of these shares pursuant to currently exercisable options to purchase Common Stock.

(4)	Mr. Benac beneficially owns 24,999 shares. Mr. Benac has the right to acquire all 24,999 shares pursuant to currently exercisable options to purchase Common Stock.

(5)	Mr. Lullman beneficially owns 19,047 shares. Mr. Lullman has the right to acquire all 19,047 shares pursuant to currently exercisable options to purchase Common Stock.

(6)	Includes 1,500 shares held by the Harold First Pension Plan.

(7)	Pursuant to Marsico Capital Management, LLC’s (“MCM”) Schedule 13G/A filed with the Securities and Exchange Commission on September 10, 2007, MCM has the sole power to vote 979,588 shares and the sole dispositive power over 997,299 shares. The address of MCM is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

(8)	Pursuant to Keeley Asset Management Corp.’s (“Keeley”) Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, Keeley has the sole power to vote 1,879,943 shares and the sole dispositive power over 2,018,523 shares. The address of Keeley is 401 South LaSalle Street, Chicago, Illinois 60605.

(9)	Pursuant to Baron Capital Group, Inc.’s (“Baron”) Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, Baron has the sole power to vote 1,290,900 shares and the sole dispositive power over 1,495,600 shares. The address of Baron is 767 Fifth Avenue, New York, New York 10153.

CODE OF ETHICS

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.” We may satisfy the disclosure requirement of Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by either disclosing such information in a Current Report on Form 8-K or by posting such information on our web site, at the internet address specified above.

EXECUTIVE OFFICERS

The names of the Company’s executive officers who are not directors of the Company, and certain biographical information regarding them as of April 18, 2008, are set forth below. None of the persons listed below was appointed pursuant to any arrangement or understanding with any person, other than the employment agreements we have or had entered into with each of Messrs. Cowan, Benac and Lullman relating to their service in such capacities, discussed below under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements.” Executive officers are chosen by and serve at the discretion of the board of directors.

Name	Age	Position

James Cowan	50	Executive Vice President and Chief Operating Officer
William P. Benac	61	Senior Vice President, Chief Financial Officer and Treasurer
Alan C. Lullman	53	Senior Vice President, Sales Marketing and Services

James Cowan.  Mr. Cowan has served as our executive vice president and chief operating officer since December 2005. Prior to joining us, he spent the last 26 years in various positions involving the engineering, construction and manufacturing of multiple steel and tubular products. From March 2003 to August 2005, Mr. Cowan served as president and chief operating officer of Maverick Tube Corporation, a North American manufacturer of welded tubular steel products used in the energy industry. Prior to this position, from June 2002 to March 2003, Mr. Cowan served as president and chief operating officer of Vallourec & Mannesmann Star, a French, German and Japanese joint venture and seamless manufacturer of tubular steel products. From January 1992 to June 2002, he served as general manager responsible for all sales and operations of three different steel manufacturing facilities for North Star Steel, a business previously owned by Cargill. Mr. Cowan was responsible for the complete greenfield development, construction and start-up of one of these facilities. From July 1979 to January 1992, he served in differing operational capacities for Cargill’s steel group, North Star Steel. During 2000 and 2001, Mr. Cowan served as the Chairman of the Governor of Ohio’s Steel Council. Mr. Cowan received his B.S. in Metallurgical Engineering from Michigan Technological University.

William P. Benac.  Mr. Benac has served as our senior vice president and chief financial officer since January 2005 and has served as our treasurer since December 2005. Prior to joining us, he spent the last 32 years in various corporate finance, turnaround and value creation positions. Mr. Benac co-founded bpmx, a financial services and consulting restructuring company, where he served as senior managing director and chief financial officer from December 2003 to January 2005. From August 2002 to February 2003, Mr. Benac served Kinko’s Inc., a print services company, as senior vice president and chief financial officer. From November 2000 to November 2001, Mr. Benac was the executive vice president and chief financial officer of Grass Valley Group, a manufacturer of digital broadcast technology. Mr. Benac served simultaneously as an executive vice president and chief financial officer of UICI, a diversified financial services company, and as chief executive officer of United Credit National Bank, a subsidiary of UICI and a credit card bank, from May 1999 to November 2000. Mr. Benac has held a variety of other financial management positions, including serving Electronic Data Systems Corporation from February 1992 to October 1997 as global vice president and treasurer, and numerous positions with Verizon Corporation and its predecessor companies from 1973 to 1990, including as president of GTE Finance Corp. from 1986 to 1990. Mr. Benac is a Certified Public Accountant and a Certified Management Accountant. He has served on the National Advisory Council of the Marriott School of Management — Brigham Young University since 1997. Mr. Benac received his B.A. and his M.B.A. from Brigham Young University and his J.D. from Pace University School of Law.

Alan C. Lullman.  Mr. Lullman has served as our senior vice president sales, marketing and services since October 2004. From August 1998 to September 2004, he served as our vice president sales and marketing. Prior to joining us, he served as a regional sales manager at the Houston office of ACF from March 1989 to July 1998, where he was responsible for sales across 22 states. From August 1987 to February 1989, Mr. Lullman was a district sales manager at ACF. He held numerous other sales positions at ACF sales offices in the Southwest, Midwest and Northeast from October 1978 to July 1987. Mr. Lullman is a member of the National Grain Car Council, North America Freight Car Association, National Coal Transportation Association and Renewable Fuels Association. He received a B.A. from Westminster College. He also served in the U.S. Marine Corps Reserve from 1973 to 1976, when he received an honorable discharge.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to our initial public offering in January 2006, our executive compensation programs were determined by our entire board of directors. In February 2006, our board of directors formed a compensation committee, which has the ongoing responsibility for establishing, implementing and monitoring our executive compensation programs. The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers identified in the Summary Compensation Table below.

The compensation committee currently consists of Mr. Intrieri and Mr. Brett Icahn, both of whom are employees of companies controlled by our chairman and principal beneficial stockholder, Mr. Carl Icahn. Mr. Brett Icahn replaced Mr. Meister as a member of our compensation committee in January 2008. The compensation committee, at its discretion, has consulted and expects to continue to consult with Mr. Carl Icahn and members of the staff of various entities controlled by Mr. Carl Icahn, including staff at Icahn Enterprises, L.P. and Icahn Sourcing LLC, with expertise in compensation and benefits. These staff members research compensation standards and practices in a range of businesses including businesses comparable to us. The committee also consults with Mr. Unger, our chief executive officer, regarding compensation matters.

Executive Compensation Philosophy.  The compensation committee believes that compensation paid to executive officers should assist the Company in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the named executive officers to achieve our business objectives and to align their financial interests with those of our stockholders. Based on this philosophy, the compensation of our named executive officers has included a combination of salary, cash bonuses, equity awards, stock-based compensation and other employment benefits. In addition, we have employment agreements with each of our named executive officers.

Base Salary.  The compensation committee reviews base salaries for our executive officers, subject to the terms of applicable employment agreements. The 2007 base salaries of each of our named executive officers were established pursuant to employment agreements negotiated at arm’s length with each of those officers. The employment agreement with Mr. Unger was entered into in November 2005 in anticipation of the completion of our initial public offering and provides for a minimum base salary of $350,000. The employment agreements for our other named executive officers provide for a minimum base salary of $300,000 for Mr. Cowan, $250,000 for Mr. Benac and $250,000 for Mr. Lullman. Each officer was granted a 4% raise in base salary for 2008. Our compensation committee believes that these salaries represent reasonable and fair salaries for the positions and responsibilities for each of our named executive officers.

Bonus Compensation.  We have established a target bonus plan for certain employees, including our named executive officers, under which targets are determined on an annual basis equal to a percentage of the employee’s base salary. This plan was established to provide additional compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance, and to assist in attracting and retaining highly qualified key employees. Under this plan, and consistent with our employment agreements with each of our named executive officers, Mr. Unger’s 2007 target bonus amount was 60% of his base salary, Mr. Benac’s 2007 target bonus amount was 60% of his base salary, Mr. Cowan’s 2007 target bonus amount was 50% of his base salary and Mr. Lullman’s 2007 target bonus amount was 50% of his base salary. Under our bonus plan, the actual bonus earned by each of these executives was based 50% on the achievement by the Company of an EBITDA-based financial target established for the year and 50% on the achievement of individual goals, including financial, strategic, corporate, divisional and other goals. The compensation committee retained sole discretion over all matters relating to the potential 2007 target bonus payments, including, without limitation, the decision to pay any bonuses, the amount of each bonus, if any, the ability to increase or decrease any bonus payment and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.

The 2007 EBITDA target under the bonus plan was set based upon our internal budgets and required us to achieve significant growth in our EBITDA over the prior year, which management and the compensation committee believed were achievable based upon our recent plant expansion, as well as continuing investments in efficiency improvements. Based on our fiscal 2007 results, the EBITDA target under the bonus plan was not achieved and each of the named executive officers achieved a bonus at 97.5% of the target. The bonuses awarded to each of our named executive officers for 2007 were as follows:

Named Executive Officer	2007 Bonus ($)

James J. Unger	204,750
James Cowan	146,250
William P. Benac	146,250
Alan C. Lullman	121,875

Special IPO Bonus.  Under his employment agreement, Mr. Benac also was paid a special cash bonus of $500,000 in 2007, relating to the successful completion of our initial public offering in January 2006. This cash bonus payment is described more fully under the description of his employment agreement below.

Stock-Based Compensation.  The board of directors believes that stock-based compensation causes our executives to have an ongoing stake in our long-term success. Our 2005 Equity Incentive Plan was designed, in part, to optimize our profitability and growth over a longer term. These long-term grants to executive officers are based on job responsibilities and potential for individual contribution. When it makes grants, the compensation committee exercises judgment and discretion in view of its general policies. The combination of annual cash bonuses and stock-based compensation is intended to benefit stockholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. As described below, in 2006, we granted certain of our named executive officers stock options under our 2005 Equity Incentive Plan and in 2007 we granted all of our named executive officers stock appreciation rights under our 2005 Equity Incentive Plan.

Stock Options.  Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. In connection with the initial public offering of our Common Stock in January 2006, we granted a total of 484,876 options to purchase shares of our Common Stock under our 2005 Equity Incentive Plan, including options to purchase 249,160 shares to Mr. Cowan and options to purchase 42,857 shares to Mr. Lullman. The exercise price of these options is $21.00 per share, which was our initial public offering price. The options vest in three equal annual installments on January 19, 2007, January 19, 2008 and January 19, 2009 and have a five year term. In addition, we granted options to purchase 75,000 shares of our Common Stock to Mr. Benac on April 3, 2006. The exercise price of these options is $35.69 per share, which was the closing price of our Common Stock on that date. The options vest in three annual installments on April 3, 2008, April 3, 2009, and April 3, 2010 and have a five year term. Both of these groups of options were approved prior to grant by our board of directors or compensation committee, as applicable. To date, we have not granted any stock options to Mr. Unger, who received restricted stock in connection with our initial public offering, as further described below.

The grant of options to Messrs. Cowan, Benac and Lullman was intended to provide long-term incentive to reward those officers for appreciation in the price of our Common Stock and to further align the interests of our named executive officers with those of our stockholders.

Stock Appreciation Rights.  Stock appreciation rights (SARs) provide for financial gain derived from the potential appreciation in the price of our Common Stock from the date that SARs are granted until the date that SARs are exercised. On April 4, 2007, we granted a total of 273,800 SARs under our 2005 Equity Incentive Plan, including 50,000 SARs to Mr. Unger, 15,000 SARs to Mr. Cowan, 15,000 SARs to Mr. Benac and 15,000 SARs to Mr. Lullman. The SARs settle in cash and have an exercise price of $29.49 per right, which was the closing price of our Common Stock on the date of grant. The SARs vest in four equal annual installments on April 4, 2008, April 4, 2009, April 4, 2010 and April 4, 2011 and have a seven year term. These SARs were approved on the grant date by our compensation committee.

The grant of SARs to Messrs. Unger, Cowan, Benac and Lullman was intended to provide additional long-term incentive in addition to the incentive provided by the stock options to reward those officers for appreciation in the price of our Common Stock and to further align the interests of our named executive officers with those of our stockholders.

CEO Restricted Stock.  When Mr. Unger joined us at the time of our original formation, we entered into an employment agreement with Mr. Unger, which provided that Mr. Unger would be granted an option to purchase 2.0% of our outstanding common shares at a price equal to 2.0% of the common equity contribution by Mr. Carl Icahn at our formation. The agreement provided that this option would be exercisable at the time of our initial public offering. In anticipation of our initial public offering, we entered into a letter agreement with Mr. Unger that replaced any option grants to Mr. Unger under the original agreement. Pursuant to this letter agreement, we issued Mr. Unger 285,714 shares of our Common Stock upon the closing of our initial public offering. Certain of these shares were subject to vesting and transferability and other restrictions at the time they were issued, but all 285,714 shares have since vested and are free of restrictions. We filed a registration statement on Form S-8 with the SEC to cover the registration of 40% of these shares on August 15, 2006. We have agreed to include the balance of these shares in any registration statement we file on behalf of Mr. Carl Icahn with regard to the registration for sale of our shares held by Mr. Carl Icahn.

Other Employment Benefits.  Our named executive officers are provided with a limited number of perquisites. In the case of country club and athletic club dues paid on behalf of certain named executive officers, we believe that these perquisites assist such officers in maintaining a presence in the community and with business development activities.

The Company provides the following, all of which is quantified in the table below entitled “All Other Compensation”:

•	Automobile allowances

•	Country club and athletic club dues

•	Reimbursements for taxes paid on reimbursed travel expenses considered as income

•	Various premiums on insurance policies

Our named executive officers are entitled to various other forms of compensation. These forms of compensation include but are not limited to the perquisites identified above, tax reimbursements, dividends on restricted stock, increases in actuarial estimated pension benefit value, matching contributions on executive deferrals to our 401(k) plan and other compensation amounts.

Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m), including transition rules for newly public companies. In general, stock options and SARs granted under our 2005 Equity Incentive Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options and SARs. The compensation committee intends to review periodically the potential impacts of Section 162(m) on structuring and administering our compensation programs.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Brett Icahn
Vincent J. Intrieri

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal years ended December 31, 2007 and 2006. The named executive officers are Mr. Unger, Mr. Cowan, Mr. Benac and Mr. Lullman. We have no other executive officers.

							Change in the
						Non-Equity	Pension
						Incentive	Value and
				Stock	Option	Plan	Non-qualified	All Other
		Salary	Bonus	Awards	Awards	Compensation	Deferred	Compensation	Total
Name	Year	($)	($)(1)	($)(2)	($)(3)	($)	Compensation ($)	($)(4)	($)

James J. Unger	2007	350,000	—	300,000	54,547	204,750	19,000	63,820	$992,117
President and Chief Executive Officer	2006	350,000	—	5,700,000	—	210,000	24,000	74,728	$6,358,728
James Cowan	2007	300,000	—	—	517,861	146,250	—	37,817	$1,001,928
Executive Vice President and Chief Operating Officer	2006	300,000	—	—	1,105,710	150,000	—	27,132	$1,582,842
William P. Benac	2007	250,000	—	—	369,438	146,250	—	65,015	$830,703
Senior Vice President and Chief Financial Officer	2006	250,000	—	—	264,806	650,000 (5)	—	64,491	$1,229,297
Alan C. Lullman	2007	250,000	—	—	102,625	121,875 (6)	—	35,437	$509,937
Senior Vice President Sales, Marketing and Services	2006	204,167	—	—	190,189	108,419	—	34,997	$537,772

(1)	Amounts earned under the 2007 Executive Incentive Plan and 2006 Executive Incentive Plan are included in the Non-Equity Incentive Plan Compensation column.

(2)	Amount shown does not reflect compensation actually received by Mr. Unger nor does it necessarily reflect the actual value that will be recognized by Mr. Unger. Instead, the amount shown is the stock based compensation expense of restricted stock granted to Mr. Unger as determined pursuant to FAS 123(R). The assumptions used to calculate the value of restricted stock awards are set forth under Note 17 - Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(3)	Amounts shown do not reflect compensation actually received by the named executive officers nor does it necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the stock-based compensation expense of option awards and SARs awards granted to the named executive officers as determined pursuant to FAS 123(R). The assumptions used to calculate the value of option awards are set forth under Note 17 — Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The FAS 123(R) value as of the grant date for stock option awards and SARs awards are expensed over the number of months of service required for the grant to become non-forfeitable. SARs awards are expensed over the number of months of service required for the grant to become non-forfeitable and are adjusted every reporting period until settlement or expiration occurs. The table below details the stock-based compensation expenses we recognized in 2007 and 2006 relating to stock options and SARs awards.

		Options ($)	SARs ($)	Total ($)

James J. Unger	2007	—	54,547	54,547
	2006	—	—	—
James Cowan	2007	501,497	16,364	517,861
	2006	1,105,710	—	1,105,710
William P. Benac	2007	353,074	16,364	369,438
	2006	264,806	—	264,806
Alan C. Lullman	2007	86,261	16,364	102,625
	2006	190,189	—	190,189

(4)	See “All Other Compensation Table” below for amounts, which include perquisites, tax reimbursements, our match on executive contributions to our 401(k) plan and various other compensation amounts.

(5)	Includes a bonus of $500,000 paid to Mr. Benac on April 22, 2007 as a result of the completion of the initial public offering in January 2006. See “Employment Agreements, William P. Benac,” below for more information about this bonus.

(6)	Mr. Lullman’s pension benefits value decreased $9,000 during 2007.

ALL OTHER COMPENSATION TABLE

		Perquisites and			Dividends on	401(k)
		Other		Tax	Restricted	Matching	Insurance
		Personal		Reimbursements	Stock	Contributions	Premiums
Name	Year	Benefits ($)		($)	($)	($)(1)	($)		Other ($)		Total ($)

James J. Unger	2007	35,741	(2)	—	10,286 (3)	6,750	11,043	(4)	—		$63,820
	2006	35,097	(2)	—	22,286 (3)	6,600	10,745	(4)	—		$74,728
James Cowan	2007	27,923	(5)	—	—	6,750	3,144	(6)	—		$37,817
	2006	23,988	(5)	—	—	— (7)	3,144	(6)	—		$27,132
William P. Benac	2007	—		23,323 (8)	—	6,750	3,322	(9)	31,620	(10)	$65,015
	2006	—		23,274 (8)	—	5,975	3,689	(9)	31,553	(10)	$64,491
Alan C. Lullman	2007	23,612	(11)	—	—	5,875	5,950	(4)	—		$35,437
	2006	24,638	(11)	—	—	5,156	5,203	(4)	—		$34,997

(1)	These amounts represent our matching contributions to each named executive officers’ 401(k) plan account equal to 50% of his deferrals up to a maximum of 6% of covered compensation.

(2)	Includes payments we made of behalf of Mr. Unger of $28,765 for car allowance (and related tax reimbursements) and $6,976 for country club dues in 2007 and $26,422 for car allowance and $8,675 for country club dues in 2006.

(3)	Represents dividends earned on restricted stock that was granted to Mr. Unger in connection with our initial public offering. See further description of this grant in “Grants of Plan Based Awards Table.”

(4)	These amounts represent the taxable income related to payment of premiums for group term life insurance, personal liability umbrella insurance and executive survivor insurance for the benefit of the employees.

(5)	Includes payments we made of behalf of Mr. Cowan of $20,603 for car allowance (and related tax reimbursements) and $7,320 for country club dues in 2007 and $16,668 for car allowance and $7,320 for country club dues in 2006.

(6)	These amounts represent the taxable income related to payment of premiums for group term life insurance for the benefit of the employee.

(7)	Mr. Cowan was not eligible for the Company 401(k) matching contributions until January 1, 2007 (after completing one full year of full time employment).

(8)	Represents a payment made to Mr. Benac for reimbursement of taxes owed as a result of additional compensation for commuting expenses to and from Dallas, Texas.

(9)	These amounts represent the taxable income related to payment of premiums for group term life insurance and personal liability umbrella insurance for the benefit of the employee.

(10)	Represents living and commuting expenses that were incurred as a result of Mr. Benac’s travel to and from Dallas, Texas that were not deductible business expenses under federal tax law.

(11)	Includes payments we made of behalf of Mr. Lullman of $22,092 for car allowance (and related tax reimbursements) and $1,520 for athletic club dues in 2007 and $24,638 for car allowance in 2006.

We do not provide any termination plans or deferred compensation plans for our named executive officers, nor do we provide for discounted security purchases for any of our named executive officers.

Employment Agreements.  In order to attract and retain qualified executives, we have entered into employment agreements with our named executive officers as described below.

James J. Unger.  In November 2005, we entered into an employment agreement with Mr. Unger. The agreement, which was effective on the closing of our initial public offering on January 24, 2006, provides that Mr. Unger shall serve as our President and Chief Executive Officer for an initial one year term. Thereafter, the agreement may be extended, at the discretion of our board of directors, for two additional one year terms. Both additional one year extensions were granted. Thus, the term of Mr. Unger’s employment agreement now extends until January 24, 2009.

Under the terms of the employment agreement, Mr. Unger received a base salary of $350,000 in 2007. In addition, Mr. Unger is eligible to receive an annual bonus, as determined by our board of directors, in its sole discretion, from year to year. The employment agreement also provides that Mr. Unger is entitled to receive health care, vacation, 401(k) participation, transportation and other similar benefits we offer our senior executives. If Mr. Unger is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement), then we shall pay him, in addition to any unpaid and earned base salary and bonus, the base salary Mr. Unger would have earned through the end of his term, as extended, if applicable, by our board of directors. Effective January 1, 2008, the compensation committee granted a 4% raise in the base salaries of all named executive officers. Accordingly, Mr. Unger’s current base salary is $364,000.

Mr. Unger’s employment agreement contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Unger from directly or indirectly competing with us, or soliciting our employees as long as he is our employee and generally for a one-year period thereafter.

In connection with the employment agreement, we also entered into a letter agreement with Mr. Unger that replaced any option grants to Mr. Unger under his prior employment agreement, as described above under “CEO Restricted Stock.”

As described above under “Stock Appreciation Rights,” we also granted Mr. Unger 50,000 SARs in April 2007. The exercise price of each SAR is $29.49, the fair market value of our Common Stock at the time of grant.

James Cowan.  In December 2005, we entered into an employment agreement with Mr. Cowan to serve as our Chief Operating Officer through December 31, 2008, unless earlier terminated pursuant to the agreement.

Under the terms of the agreement, Mr. Cowan is entitled to receive a base salary at an annual rate of $300,000 per year. Mr. Cowan is also entitled to an annual bonus for each calendar year of employment ending on or after December 31, 2006 of up to 50% of his then applicable base salary, provided certain performance targets established by our board of directors are achieved. Effective January 1, 2008, the compensation committee granted a 4% raise in the base salaries of all named executive officers. Accordingly, Mr. Cowan’s current base salary is $312,000.

In addition to the compensation described above and pursuant to the terms of his employment agreement, on the pricing of our initial public offering of Common Stock in January 2006, we granted Mr. Cowan an option to purchase 249,160 shares of Common Stock. The exercise price of the option is $21.00, the fair market value of our Common Stock at the time of grant.

As described above under “Stock Appreciation Rights,” we also granted Mr. Cowan 15,000 SARs in April 2007. The exercise price of each SAR is $29.49, the fair market value of our Common Stock at the time of grant.

Mr. Cowan is eligible to participate in all health care, group term life insurance, group long-term disability insurance, 401 (k) participation, vacation and other similar benefits we offer our senior executives. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable country club dues (excluding initiation fees) on terms consistent with our other senior executives.

Mr. Cowan may terminate the agreement upon 30 days’ written notice. We may terminate Mr. Cowan’s employment at any time, with or without cause. If Mr. Cowan’s employment is terminated due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his bonus compensation payable for any incomplete calendar year. If Mr. Cowan is terminated without cause, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, a pro-rated portion of his bonus compensation payable for any incomplete calendar year and, in addition, a continuation of the payment of the base salary he would have earned through December 31, 2008 had he continued to be employed by us through such date. If Mr. Cowan resigns or if we terminate Mr. Cowan for cause, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination.

Mr. Cowan’s employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Cowan from directly or indirectly competing with us during the term of his employment and generally for a one-year period thereafter. Mr. Cowan’s employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.

William P. Benac.  In July 2005, we entered into an employment agreement with William P. Benac to serve as our Chief Financial Officer for a period of one year. The agreement was effective as of April 22, 2005, and automatically renewed for successive one-year terms unless terminated by either party at least 180 days before the expiration of the then applicable term. With renewals, the agreement was effective through April 22, 2008. On October 23, 2007 we notified Mr. Benac that we were not renewing his existing employment agreement beyond April 22, 2008. The notification was given pursuant to the notice provisions of the employment agreement. As of the date of this filing, Mr. Benac’s employment agreement is no longer in effect and Mr. Benac continues to serve as our Chief Financial Officer as an employee-at-will.

Under the terms of Mr. Benac’s agreement, he received a minimum annual base salary of $250,000. Criteria for cash bonuses that were awarded following 2005 were subject to negotiation and were determined during the first quarter of each calendar year the agreement was effective. The target bonus amounts during each year were not less than $150,000. Effective January 1, 2008, the compensation committee granted a 4% raise in the base salaries of all named executive officers. Accordingly, Mr. Benac’s current base salary is $260,000.

In addition to the salary and bonus compensation described above, Mr. Benac received a one-time special cash bonus of $500,000 on April 22, 2007, because we issued Common Stock to the public in an offering registered with the SEC. In addition, under the terms of his employment agreement, if we terminated Mr. Benac’s employment other than for cause, death or disability, or if he terminated his employment for good reason, he would have been entitled to receive a lump sum severance payment of $200,000. Mr. Benac’s right to any severance would have immediately terminated if his employment was terminated for cause or he resigned without good reason.

Under the terms of his employment agreement, Mr. Benac was entitled to be reimbursed for reasonable and necessary business related expenses, including those expenses associated with commuting from Dallas to our headquarters in St. Charles, Missouri, such as air and car travel and reasonable living expenses. He was eligible to participate in all health care, group term life insurance, group long-term disability insurance, 401(k) participation , vacation and other similar employee benefits we offer our senior executives. Mr. Benac’s employment agreement also contained provisions requiring him to protect our confidential information during his employment and at all times thereafter.

Under the terms of his employment agreement, Mr. Benac could have terminated his employment for good reason upon at least 30 days’ prior written notice to us, or without good reason upon at least 60 days’ prior written notice to us. We could have terminated Mr. Benac’s employment without cause upon 30 days’ prior written notice or immediately for cause or upon his death or disability.

In addition to the compensation described above, in April 2006, we granted Mr. Benac an option to purchase 75,000 shares of Common Stock. The exercise price of the option is $35.69, the fair market value of our Common Stock at the time of grant.

The agreement that describes the terms and conditions of the option to purchase 75,000 shares of our Common Stock contains non-competition and non-solicitation provisions that prohibit Mr. Benac from directly or indirectly competing with us during the term of his employment and generally for a one-year period thereafter.

As described above under “Stock Appreciation Rights,” we also granted Mr. Benac 15,000 SARs in April 2007. The exercise price of each SAR is $29.49, the fair market value of our Common Stock at the time of grant.

Alan C. Lullman.  In March 2007, we entered into an employment agreement with Mr. Lullman to serve as Senior Vice President, Sales, Marketing & Services. The term of Mr. Lullman’s employment agreement began on January 1, 2007 and will continue through December 31, 2009, unless earlier terminated pursuant to the agreement. Under the terms of the agreement, Mr. Lullman receives a base salary at an annual rate of $250,000 per year. Mr. Lullman is also entitled to an annual bonus for each calendar year of employment ending on or after December 31, 2007 of up to 50% of his then applicable base salary, provided certain objective performance targets established by our board of directors are achieved. Effective January 1, 2008, the compensation committee granted a 4% raise in the base salaries of all named executive officers. Accordingly, Mr. Lullman’s current base salary is $260,000.

Mr. Lullman is entitled to receive health care, group term life insurance, group long-term disability insurance, 401(k) participation, vacation, and other similar employee benefits we generally provide to our senior executives. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable athletic club dues (excluding initiation fees) on terms consistent with other senior employees.

The agreement shall terminate and Mr. Lullman’s employment shall end upon his death or disability, if we discharge Mr. Lullman with or without cause, or if Mr. Lullman resigns for good reason. We may discharge Mr. Lullman at any time with or without cause. If Mr. Lullman’s employment is terminated due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his bonus compensation payable for any incomplete calendar year.

If Mr. Lullman is terminated without cause or if he terminates the agreement for good reason, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year and (iv) a continuation of the payment of the base salary he would have earned through December 31, 2009 had he continued to be employed by us through such date. We are entitled to an offset of the continuation payments under clause (iv) above on account of any remuneration or other benefit attributable to any subsequent employment that Mr. Lullman may obtain.

Mr. Lullman’s employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Lullman from directly or indirectly competing with us during the term of Mr. Lullman’s employment and generally for a one-year period thereafter. Mr. Lullman’s employment agreement also contains provisions requiring Mr. Lullman to protect confidential information during Mr. Lullman’s employment and at all times thereafter.

In addition to the compensation described above, on the pricing of our initial public offering of Common Stock in January 2006, we granted Mr. Lullman an option to purchase 42,857 shares of Common Stock. The exercise price of the option is $21.00, the fair market value of our Common Stock at the time of grant.

As described above under “Stock Appreciation Rights,” we also granted Mr. Lullman 15,000 SARs in April 2007. The exercise price of each SAR is $29.49, the fair market value of our Common Stock at the time of grant.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

							Exercise or
						All Other	Base	Fair
						Option	Price of	Value of
						Awards:	Option or	Equity
	Grant					Number of	Other	Based Units,
	Dates of					Securities	Stock	Stock
	Equity-					Underlying	Based	and Option
	Based					Options	Awards	Awards
Name	Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				(#)(1)	($/Sh)	($)(1)
		Threshold ($)	Target ($)		Maximum ($)

James J. Unger	4/4/2007	—	—		—	50,000	$29.49	$151,125
James J. Unger	—	—	210,000	(2)	—	—	—	—
James Cowan	4/4/2007	—	—		—	15,000	$29.49	$45,338
James Cowan	—	—	150,000	(2)	—	—	—	—
William P. Benac	4/4/2007	—	—		—	15,000	$29.49	$45,338
William P. Benac	—	—	150,000	(2)	—	—	—	—
Alan C. Lullman	4/4/2007	—	—		—	15,000	$29.49	$45,338
Alan C. Lullman	—	—	125,000	(2)	—	—	—	—

(1)	The SARs granted to Messrs. Unger, Cowan, Benac and Lullman were approved by our compensation committee on April 4, 2007 and were granted effective on the same day. SARs granted to Messrs. Unger, Cowan, Benac and Lullman become exercisable in four equal annual installments on April 4, 2008, April 4, 2009, April 4, 2010 and April 4, 2011. The last column on the right represents the aggregate FAS 123(R) values of SARs granted in 2007. The per-SAR FAS 123(R) value was $3.02 (as of December 31, 2007) for each right issued to Messrs. Unger, Cowan, Benac and Lullman. The assumptions used to calculate the value of option awards are set forth under Note 17 — Stock Based Compensation to our consolidated financial statements included in the Annual Report of Form 10-K for the fiscal year ended December 31, 2007. The FAS 123(R) value for SARs is expensed over the number of months of service required for the grant to become non-forfeitable. Amounts shown do not reflect compensation actually received by the named executive officers nor does it necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the stock based compensation expense of SARs granted to the named executive officers as determined pursuant to FAS 123(R).

(2)	Amounts shown reflect target bonus amounts for performance in 2007. Actual bonus payments amounted to 97.5% of each named executive officer’s target. Thus, bonuses paid in March 2008 for 2007 performance amounted to $204,750 for Mr. Unger, $146,250 for Messrs. Cowan and Benac and $121,875 for Mr. Lullman. Bonus targets were determined based upon a percentage of base salary as in effect on December 31 of the year before payment is made. The target bonuses did not have threshold or maximum amounts. These bonuses were based on a combination of an EBITDA based financial target for the year before payment is made and a variety of other qualitative and quantitative criteria relating to the year before payment is made, including financial, strategic, corporate, divisional and individual goals.

On April 4, 2007, we granted a total of 273,800 SARs under our 2005 Equity Incentive Plan, including 50,000 SARs to Mr. Unger and 15,000 SARs each to Messrs. Cowan, Benac and Lullman, as shown above in the “All Other Option Awards” column. The SARs settle in cash and have an exercise price of $29.49, which was the closing price of our Common Stock on the date of grant. The SARs vest in four equal annual installments on April 4, 2008, April 4, 2009, April 4, 2010 and April 4, 2011 and have a seven year term. The SARs are subject to the terms and conditions of our 2005 Equity Incentive Plan, as amended, and SAR agreements, which contain non-solicitation, non-competition and confidentiality provisions.

Our compensation committee chose to grant SARs to these officers to align their interests with those of our stockholders and give them a vested interest in the long term success of the company. No other timing constraints were used or applied when issuing stock-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED DECEMBER 31, 2007 TABLE

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options		Option
	(#)	(#)		Exercise Price	Option
Name	Exercisable	Unexercisable		($)	Expiration Date

James J. Unger	—	50,000	(1)(2)	$29.49	4/4/2014
James Cowan	53,053	181,107	(3)(4)	$21.00	1/19/2011
	—	15,000	(2)(5)	$29.49	4/4/2014
William P. Benac	—	90,000	(6)(7)	$35.69	4/3/2011
	—	15,000	(2)(5)	$29.49	4/4/2014
Alan C. Lullman	4,761	43,572	(4)(8)	$21.00	1/19/2011
	—	15,000	(2)(5)	$29.49	4/4/2014

(1)	12,500 of these SARs became exercisable on April 4, 2008.

(2)	SARs granted on April 4, 2007 vest and become exercisable in equal installments on the first, second, third and fourth anniversary of their grant, and expire on the date shown above, which is the seventh anniversary of their grant.

(3)	83,053 of these options became exercisable on January 19, 2008.

(4)	Options granted on January 19, 2006 vest and become exercisable in equal installments (subject to rounding) on the first, second and third anniversary of their grant, and expire on the date shown above, which is the fifth anniversary of their grant.

(5)	3,750 of these SARs became exercisable on April 4, 2008.

(6)	Options granted on April 3, 2006 vest and become exercisable in equal installments (subject to rounding) on the second, third and fourth anniversary of their grant, and expire on the date shown above, which is the fifth anniversary of their grant.

(7)	24,999 of these options became exercisable on April 3, 2008.

(8)	14,286 of these options became exercisable on January 19, 2008.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards			Stock Awards
	Number of Shares		Value Realized	Number of Shares		Value Realized
	Acquired on Exercise		Upon Exercise	Acquired on Vesting		on Vesting
Name	(#)		($)	(#)		($)

James J. Unger	—		—	171,428	(1)	3,599,988	(1)

James Cowan	30,000	(2)	535,397	—		—
William P. Benac	—		—	—		—
Alan C. Lullman	9,524	(2)	82,002	—		—

(1)	These 171,428 and 114,286 shares were issued in connection with our initial public offering and valued at our initial public offering price of $21.00 per share.

(2)	These options were granted in connection with our initial public offering at an exercise price of $21.00 per share.

2007 PENSION AND POSTRETIREMENT BENEFITS TABLE

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

James J. Unger	Supplemental Executive Retirement Plan	26	1,059,000	—
	Postretirement Health and Life Insurance Benefits	—	67,000	—
	Pension Plan(1)	26	988,000	—
	Executive Survivor Insurance Plan(2)	—	—	—
Alan C. Lullman	Pension Plan(1)	24	311,000	—
	Executive Survivor Insurance Plan(2)	—	—	—

(1)	Messrs. Unger and Lullman are eligible for benefits under a pension plan, the benefits of which are to be funded by ACF Industries LLC as described below.

(2)	The Executive Survivor Insurance Plan requires one year of continuous service prior to March 31, 2004 and pays certain benefits upon death of an active or retired participant.

Pension Plan.  Funding of the benefits for the pension plan described here is the responsibility of ACF Industries LLC. Mr. Unger and Mr. Lullman are entitled to pension benefits under the Employees’ Retirement Plan of ACF Industries LLC. Each executive’s benefit under the retirement plan is based on 2.25% of average annual compensation for each year of service after April 30, 1981; plus the highest of the executive’s annual compensation for five consecutive years of employment prior to May 1, 1981 that results in the highest such average multiplied by number of years of service completed prior to May 1, 1981; plus a fixed dollar amount. This fixed dollar amount is $12,800 for Mr. Unger and $6,108 for Mr. Lullman. For purposes of this plan, years of service include years of service with both ACF and us. This total is then reduced by an amount equal to 0.5% of the executive’s covered compensation multiplied by the number of years of service up to 35. The benefits under this plan were frozen effective as of March 31, 2004. As a result, no additional benefits are accruing under this plan. The benefits under the ACF retirement plan are generally paid monthly for the life of the executive, following retirement in the form of a joint and survivor annuity. As most recently determined by the actuaries for the retirement plan, based on current years of service with us and ACF, the estimated annual pension in the form of a joint and survivor annuity commencing at age 65 for each of the named executives is as follows: Mr. Unger: $91,610 and Mr. Lullman: $45,361. These named executives are fully vested in their retirement plan benefits.

We entered into an agreement, effective December 1, 2005, with ACF for allocating the assets and liabilities of the pension benefit plans retained by ACF in the 1994 ACF asset transfer (as defined below under “Supplemental Executive Retirement Plan”) in which some of our employees were participants, which relieved us of our further employee benefit reimbursement obligations to ACF under the 1994 ACF asset transfer agreement. The principal employee benefit plans affected by this arrangement are two ACF sponsored pension plans, known as the ACF Employee Retirement Plan and the ACF Shippers Car Line Pension Plan, and certain ACF sponsored retiree medical and retiree life insurance plans. Under the arrangement, in exchange for our payment to ACF of approximately $9.2 million and us becoming the sponsoring employer under the ACF Shippers Car Line Pension Plan, including the assumption of all obligations for our and ACF’s employees under that plan, we ceased to be a participating employer under the ACF Employee Retirement Plan and were relieved of all further reimbursement and funding obligations, including for our employees, under that plan. The payment of approximately $9.2 million, which was made by us to ACF, represents our and ACF’s estimate of the payment required to be made by us to achieve an appropriate allocation of the assets and liabilities of the benefit plans accrued after the 1994 ACF asset transfer, with respect to each of our and ACF’s employees in connection with the two plans. This allocation was determined in accordance with the actuarial calculations that would be required to be used by us and ACF in allocating plan assets and liabilities at such time as we cease to be a member of ACF’s controlled group.

Executive Survivor Insurance Plan.  We provide an executive survivor insurance plan for certain of our named executive officers who had one year of continuous service prior to March 31, 2004. This plan provides life insurance benefits to the qualified spouse of a named executive officer upon his death during his employment or following retirement at or after age 55. We have purchased a group term life insurance policy to off-set the cost of providing this benefit. Benefits payable under this plan are separate from any benefit payable under our retirement plans. If the named executive officer retires and dies after attaining age 55, then his qualified spouse is entitled to a monthly benefit equal to what would have been payable under our retirement plan if the named executive officer had retired with a 50% joint and survivor benefit. If the named executive officer dies while actively employed and before attaining age 55, then his qualified spouse is entitled to a monthly benefit equal to 20% of the named executive officer’s salary, reduced by any amount payable under the survivor provisions of our retirement plan. If the named executive officer dies while actively employed and on or after attaining age 55, then his qualified spouse is entitled to a benefit equal to the greater of (a) the benefit described in the preceding sentence (for death while employed and not yet age 55) and (b) the amount determined as if the named executive officer had retired on the first day of the month coincident with or next following the date of death. In no event may the amounts paid under this plan exceed $6,500 per month. We have reserved the right to amend, modify or terminate this plan.

Postretirement Obligations.  We also provide postretirement health and life insurance benefits for certain of our named executive officers who had one year of continuous service prior to March 31, 2004. Our named executive officers may become eligible for these benefits if they retire after attaining age 55 with 10 years of service. Benefits received under this plan include health coverage and life insurance coverage. We have reserved the right to amend, modify or terminate this plan.

2007 NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant		Aggregate/	Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	in Last FY
Name	($)	($)	($)	($)	($)(1)

James J. Unger	—	—	—	—	1,059,000

(1)	Represents the present value of the accrued benefit as of December 31, 2007.

Supplemental Executive Retirement Plan.  Mr. Unger is entitled to benefits from a supplemental executive retirement plan, or SERP. The SERP benefit is generally equal to the benefit that would be provided under the Employees’ Retirement Plan of ACF, if certain Internal Revenue Code limits and exclusions from compensation under the retirement plan did not apply, less the actual benefit payable under the ACF retirement plan. ACF is responsible for payment of that portion of Mr. Unger’s SERP benefit related to service with ACF prior to our acquisition, in 1994, of properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls (the “1994 ACF asset transfer”). We are responsible for payment of that portion of the benefit related to service with us after the 1994 ACF asset transfer. The SERP benefits were frozen effective as of March 31, 2004. As a result, no further benefits are accruing under the SERP. These benefits are generally paid at the same time and in the same form as the participant’s benefit under the retirement plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We describe the triggering events that may result in payments of compensation and other benefits to each of our named executive officers upon termination or upon a change in control under “Employment Agreements” above. The table below quantifies the payments, other than accrued liabilities and benefits described above, that would have been payable to our named executive officers if they had been terminated on December 31, 2007.

	Termination
Executive	Payment (1)

James J. Unger	$23,014	(2)
James Cowan	$300,000	(3)
Williams P. Benac	$200,000	(4)
Alan C. Lullman	$500,000	(5)

(1)	Upon a termination that would give rise to termination payments as described in the footnotes below, the executives would also be entitled to receive bonuses, if any, that are then earned and unpaid. For 2007, we awarded bonuses under our target bonus plan of $204,750, $146,250, $146,250, $121,875 to each of Messrs. Unger, Cowan, Benac and Lullman, respectively. These bonuses were determined by our compensation committee in February 2008. The compensation committee retains sole discretion over all matters relating to such bonus payments, including, without limitation, the decision to pay any bonuses, the amount of each bonus, if any, the ability to increase or decrease any bonus payment and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.

(2)	This amount represents a continuation of base salary of $23,014 through the end of Mr. Unger’s then-applicable employment term (January 24, 2008), pursuant to the terms of his employment agreement, payable upon termination without “cause” or resignation for “good reason,” as each such term is defined in Mr. Unger’s employment agreement. On January 22, 2008, our compensation committee extended the term of Mr. Unger’s employment agreement for another year, through January 24, 2009.

(3)	This amount includes a continuation of base salary of $300,000 per year through the end of Mr. Cowan’s employment term (December 31, 2008), payable upon termination without “cause,” as such term is defined in Mr. Cowan’s employment agreement.

(4)	This amount includes a severance payment of $200,000 payable upon termination other than for “cause,” death or disability, or for “good reason,” as each such term is defined in Mr. Benac’s employment agreement.

(5)	This amount includes a continuation of base salary of $250,000 per year through the end of Mr. Lullman’s employment term (December 31, 2009), payable upon termination without “cause,” as such term is defined in Mr. Lullman’s employment agreement.

DIRECTOR COMPENSATION TABLE

Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full board or a committee of the board attended. The annual compensation for our independent directors is $30,000. In addition, each independent director is entitled to receive $1,000 for each board or committee meeting attended and an annual stipend of $5,000 if he is a chairperson of a committee. Non-independent members of our board of directors and directors affiliated with Mr. Carl Icahn are not paid any compensation for serving on our board of directors. The following table discloses the fees earned by or paid to our directors in 2007.

	Fees earned or paid in cash	Total
Name	($)	($)

Harold First	$52,000	$52,000
James C. Pontious	$47,000	$47,000
James M. Laisure	$48,000	$48,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table discloses the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2007.

Number of Securities
Remaining available
	Number of Securities	Weighted-Average	for Future Issuance
	to be Issued	Exercise Price of	under Equity
	upon Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	465,353	$23.37	440,124
Equity compensation plans not approved by security holders	—	—	—
Total	465,353	$23.37	440,124	(1)

(1)	As of April 18, 2008, 440,124 shares of our Common Stock remain available for issuance under our 2005 Equity Incentive Plan, as amended.

TRANSACTIONS WITH RELATED PERSONS

Other than the transactions described below, for the last fiscal year there has not been, nor is there currently proposed, any “transaction,” as defined by the SEC:

•	to which we are or will be a participant

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any “related person,” as defined by the SEC, had or will have a direct or indirect material interest.

We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we intend to comply with Delaware law with respect to transactions involving potential conflicts. Delaware law requires that all transactions between us and any director or executive officer are subject to full disclosure and approval of the majority of the disinterested members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us.

TRANSACTIONS WITH MR. CARL ICAHN AND ENTITIES AFFILIATED WITH MR. CARL ICAHN

Overview

Our company was formed in 1988 as a company beneficially owned by Mr. Carl Icahn. Mr. Carl Icahn is our principal beneficial stockholder and is the chairman of our board of directors. We grew our company through the transfer of certain assets to us from ACF Industries, Incorporated (now known as ACF Industries, LLC), a company also beneficially owned by Mr. Carl Icahn. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Carl Icahn, the provision of goods and services to us by entities controlled by Mr. Carl Icahn, the provision of goods and services by us to entities affiliated with Mr. Carl Icahn and other matters involving entities controlled by Mr. Carl Icahn. We have received substantial benefit from these agreements and we expect that in the future we will continue to conduct business with entities affiliated with or controlled by Mr. Carl Icahn. In addition, we receive other benefits from our affiliation with Mr. Carl Icahn and companies controlled by Mr. Carl Icahn, such as our participation in buying groups and other arrangements with entities controlled by Mr. Carl Icahn.

We describe below the material arrangements and other relationships that we are, or have been, a party to with Mr. Carl Icahn and entities affiliated with Mr. Carl Icahn since January 1, 2007. All of the arrangements and relationships described below that are required to be disclosed pursuant to Item 404 of Regulation S-K and that took effect since our January 2006 initial public offering and our admission to Nasdaq have been approved by the independent members of our audit committee, in accordance with applicable listing standards of Nasdaq and our audit committee charter.

TRANSACTIONS WITH ACF INDUSTRIES LLC AND AMERICAN RAILCAR LEASING LLC

Overview

We have entered into a variety of agreements and transactions with ACF Industries LLC (which we refer to, along with its predecessor, ACF Industries, Inc., as “ACF”), American Railcar Leasing LLC (“ARL”), and certain other parties related to these companies. These transactions and agreements are described in further detail below. During the periods discussed, ACF and ARL were beneficially owned and controlled by Mr. Carl Icahn, and they continue to be so owned and controlled.

Manufacturing operations.  We sell railcars and railcar components to ARL and we sell railcar components to ACF. In 2007, our revenues from manufacturing operations included $140.2 million from transactions with affiliates. The majority of these revenues were attributable to railcars and railcar components that we sold to ARL. As of December 31, 2007, our backlog included $259.3 million in railcar orders by ARL. These orders are on substantially the same terms as we provide to our other customers. ACF has also been a significant supplier of components for our business. Components supplied to us by ACF include tank railcar heads, wheel sets and various structural components. In the year ended December 31, 2007, we purchased inventory of $46.9 million from ACF.

In January 2005, we acquired Castings LLC (“Castings”), the joint venture partner in Ohio Castings Company, LLC (“Ohio Castings”) from ACF Industries Holding Corp., an indirect parent of ACF that is beneficially owned and controlled by Mr. Carl Icahn. Our cost of railcar manufacturing for the year ended December 31, 2007 included $41.2 million in products produced by Ohio Castings. Inventory at December 31, 2007 included approximately $3.7 million of purchases from Ohio Castings. Approximately $0.5 million of costs were eliminated at December 31, 2007 as it represented profit from a related party for inventory still on hand.

Railcar services.  In the year ended December 31, 2007, our revenues from railcar repair and refurbishment and fleet management services included $16.0 million from transactions with ARL.

Amounts due from and to affiliates.  As of December 31, 2007, amounts due from affiliates were $17.2 million. As of December 31, 2007, amounts due to affiliates were $2.9 million.

CERTAIN TRANSACTIONS INVOLVING ACF INDUSTRIES LLC

1994 ACF Asset Transfer

On October 1, 1994, under an asset transfer agreement with ACF, we acquired properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer.

Pursuant to the 1994 ACF asset transfer, ACF retained and agreed to indemnify us for certain liabilities and obligations relating to ACF’s conduct of business and ownership of the assets at these locations prior to their transfer to us, including liabilities relating to employee benefit plans, subject to exceptions for transferred employees described below, workers compensation, environmental contamination and third-party litigation. As part of the 1994 ACF asset transfer, we agreed that the ACF employees transferred to us would continue to be permitted to participate in ACF’s employee benefit plans for so long as we remained a part of ACF’s controlled group, and we further agreed to assume the ongoing expense for such employees’ continued participation in those plans. In the event that we cease to be a member of ACF’s controlled group, ACF was required to terminate the further accrual of benefits by our transferred employees under its benefit plans, and we and ACF were required to cooperate to achieve an allocation of the assets and liabilities of the benefits plans accrued after the 1994 ACF asset transfer with respect to each of our and ACF’s employees as we and ACF deemed appropriate. In anticipation of our no longer being a part of ACF’s controlled group and the completion of our initial public offering, we entered into a retirement benefit separation agreement, effective December 1, 2005, with ACF for allocating the assets and liabilities of the pension benefit plans retained by ACF in the 1994 ACF asset transfer in which some of our employees were participants, and which has relieved us of our further employee benefit reimbursement obligations to ACF under the 1994 ACF asset transfer agreement. See Note 19 — Related Party Transactions to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Also in connection with the 1994 ACF asset transfer, we entered into several administrative and operating agreements with ACF, effective as of October 1, 1994. Those that remained in effect as of January 1, 2007, are described below. During 2007, we incurred $51.0 million of expenses related to transactions with ACF.

Manufacturing Services Agreement.  Under the manufacturing services agreement, ACF has agreed to manufacture and, upon our instruction, distribute various railcar components and industrial size mixing bowls using assets that we acquired pursuant to the 1994 ACF asset transfer but were retained by ACF at its Milton, Pennsylvania and Huntington, West Virginia manufacturing facilities. This equipment included presses and related equipment that were impracticable to move to our premises. ACF transferred its Milton, Pennsylvania repair facility, but not its Milton, Pennsylvania manufacturing facility, to us under the 1994 ACF asset transfer. Under our manufacturing services agreement, ACF is required to maintain and insure the equipment during the term of the manufacturing services agreement and is permitted to use the equipment for its own purposes in the ordinary course of business, provided that it does not interfere with ACF’s timely performance of the manufacturing services under this agreement. Upon termination of the agreement, ACF is required, at our expense, to remove and deliver the equipment to any site designated by us in the continental U.S. As payment for these services, we agreed to pay ACF its direct costs, including the cost of all raw materials not supplied by us, and a reasonable allocation of overhead expenses attributable to the services, including the cost of maintaining employees to provide the services. We believe that payments to ACF under this arrangement are comparable to the cost we would have paid to an independent third party to manufacture such components. This agreement automatically renews on an annual basis unless we provide six months prior written notice of termination. There is no right of termination for ACF under this agreement. In the year ended December 31, 2007, we purchased $46.9 million of railcar components from ACF under this agreement.

License Agreement from ACF.  Under a license agreement with ACF, ACF granted us a non-exclusive, perpetual, royalty-free license to the patents and other intellectual property owned by it, which could be used by us in the conduct of our business, but did not exclusively relate to our business, including the 12 patents and one patent application, now issued as a patent, listed in that agreement. Of these patents, ten patents have expired and the remaining three patents have expiration dates ranging from 2012 to 2013. These remaining patents primarily relate to pneumatic outlets and railcar hopper gaskets. Under this agreement, we could not use the licensed patents for the production of railcar components for third parties without the consent of ACF. In 1997, ACF transferred the patents covered by this license to us. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

License Agreement to ACF.  Under a license agreement with ACF, we granted ACF a non-exclusive, perpetual, royalty-free license to the intellectual property exclusively relating to our business that was transferred to us in the 1994 ACF asset transfer. There are no restrictions on ACF’s use of the information licensed under this agreement. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

Raw Material and Other Product Purchase Agreements

We have entered into various agreements for the purchase of products, including steel and gas. Under these agreements, we are entitled to favorable pricing based upon the aggregate amount of our purchases, of which certain pricing benefits are also extended to ACF.

Inventory Storage Agreements

In 2006, we entered into two inventory storage agreements with ACF to store designated inventory that we had purchased under our manufacturing services agreement with ACF, described above, at ACF’s Huntington facility. Under these agreements, ACF holds the inventory at its facility in segregated locations until such time that the inventory is shipped to us.

Wheel Set Component And Finished Wheel Set Storage Agreement

In 2006, we entered into a wheel set component and finished wheel set storage agreement with ACF. This agreement provides that we would procure, purchase and own the raw material components for wheel sets that are used by ACF to assemble wheel sets for us under our manufacturing services agreement with ACF, described above. Under the wheel set component and finished wheel set storage agreement, we continue to pay ACF for its services under the manufacturing services agreement, specifically labor and overhead, in assembling the wheel sets.

ACF Manufacturing Agreement

In May 2007, we entered into a manufacturing agreement with ACF, pursuant to which we agreed to purchase certain of our requirements for tank railcars from ACF. Under the terms of the manufacturing agreement, we have agreed to purchase at least 1,400 tank railcars from ACF with delivery expected to be completed by March 31, 2009. The profit realized by us upon sale of the tank railcars to our customers was first paid to ACF to reimburse it for the start-up costs involved in implementing the manufacturing arrangements evidenced by the agreement, and thereafter, we have and will continue to pay ACF half the profits realized. The term of the agreement is for five years. Either party may terminate the agreement before its fifth anniversary upon six months prior written notice, with certain exceptions. The agreement may also be terminated immediately upon the happening of certain extraordinary events. In the year ended December 31, 2007, we incurred costs under this agreement of $4.1 million in connection with railcars that were manufactured and delivered to our customers during that period. We recognized revenue of $17.3 million related to railcars shipped to unaffiliated third parties under this agreement in 2007.

CERTAIN TRANSACTIONS INVOLVING AMERICAN RAILCAR LEASING LLC

Manufacturing Operations and Railcar Services

ARL is a railcar leasing company controlled by Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors. We sell railcars and railcar components to ARL and its subsidiaries. We believe that since ARL’s formation in 2004, we have been the only supplier of railcars to ARL, although ARL is not precluded from purchasing railcars from others. In 2007, our revenues from manufacturing operations included $140.2 million from transactions with ARL. As of December 31, 2007, our backlog included $259.3 million in railcar orders by ARL. These orders are on substantially the same terms as we provide to our other customers. We have entered into various agreements with ARL from time to time, including the following agreements that were effective during 2007.

ARL Sales Contracts.  We have in the past manufactured and sold railcars to ARL on a purchase order basis. In March 2006, we entered into an agreement with ARL for us to manufacture and ARL to purchase 1,000 railcars in 2007. The agreement also included additional purchase options. In 2006, ARL exercised an option to purchase 1,400 railcars in 2008. In 2007, ARL exercised another option to purchase an additional 71 railcars in 2007.

In September 2006, we entered into an agreement with ARL for us to manufacture and ARL to purchase 500 railcars in both 2008 and 2009.

ARL Fleet Services Agreement.  In April 2005, we entered into a railcar servicing agreement with ARL. Under this agreement, we provided ARL with railcar repair and maintenance services, fleet management services, and consulting services on safety and environmental matters for railcars owned or managed by ARL and leased or held for lease by ARL. Under the agreement with ARL, ARL was required to pay us a monthly fee, based upon the number of railcars covered, plus a charge for labor, components and materials. For materials and components we manufactured, ARL paid us our current market price, and for materials and components we purchased, ARL paid us our purchasing costs plus 15%. For painting, lining and cleaning services, ARL paid the then current market rate. For other labor costs, ARL paid us a fixed hourly fee. We had agreed that the charges for our services were to be on at least as favorable terms as our terms with any other party for similar purposes. This agreement extended through June 30, 2008, and was automatically renewable for additional one year periods unless either party gave at least six months prior notice of termination or otherwise upon mutual agreement by the parties. Under the terms of the railcar servicing agreement, if we elected to terminate the agreement, we were required to pay a termination fee of $0.5 million.

Effective as of January 1, 2008, we entered into a new fleet services agreement with ARL which replaced the April 2005 railcar servicing agreement described above. The new agreement reflects a reduced level of fleet management services, relating primarily to logistics management services, for which ARL now pays a fixed monthly fee. Additionally, under the new agreement, we continue to provide railcar repair and maintenance services to ARL at a charge for labor, components and materials. We currently provide such repair and maintenance services for approximately 21,700 railcars for ARL. The new agreement extends through December 31, 2010, and is automatically renewable for additional one year periods unless either party gives at least sixty days’ prior notice of termination. There is no termination fee if we elect to terminate the new agreement.

ARL Services Agreement and ARI/ARL Separation Agreement.  In April 2005, we entered into a services agreement with ARL. Under this agreement, ARL provided us certain information technology services, rent and building services and limited administrative services. The rent and building services includes our use of our headquarters space, which is leased by ARL from an affiliate of James J. Unger, our President and Chief Executive Officer. See “Certain transactions involving James J. Unger.” Also under this agreement, we agreed to provide purchasing and engineering services to ARL. Each party is required to pay the other a fixed annual fee for each of the listed services under this agreement. Other than the rent and building services provided to us by ARL, all of these services were terminated pursuant to a services separation agreement we entered into with ARL on March 30, 2007, which was effective as of January 1, 2007.

ARI/ARL Rent and Building Services Extension Agreement.  Effective December 31, 2007, we entered into a rent and building services agreement with ARL. Under this agreement, ARL will continue to provide us with the use of our headquarters space. This agreement will continue until terminated upon six months prior written notice by either party or upon the mutual agreement of the two parties.

ARL Trademark License Agreement.  Effective June 30, 2005, we entered into a trademark license agreement with ARL. Under this agreement, for an annual fee of $1,000, we have granted a nonexclusive, perpetual, worldwide license to ARL to use our common law trademarks “American Railcar” and the “diamond shape” of our ARI logo. ARL may only use the licensed trademarks in connection with the railcar leasing business.

CERTAIN TRANSACTIONS INVOLVING MR. CARL ICAHN AND OTHER RELATED ENTITIES

Transactions with Philip Environmental Services Corp.

We engaged Philip Environmental Services Corp., an environmental consulting company beneficially owned and controlled by Mr. Carl Icahn, to provide environmental consulting services to us. In the year ended December 31, 2007, we incurred $0.2 million of expenses associated with such consulting services. We continue to use Philip Environmental Services Corp. to assist us in our environmental compliance.

Transactions with Icahn Sourcing LLC

Icahn Sourcing LLC (Icahn Sourcing) is an entity formed and controlled by Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors, in order to leverage the potential buying power of a group of entities with which Mr. Icahn either owns or otherwise has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property. We are a member of the buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors, and we are under no obligations to do so. We do not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. We have purchased a variety of goods and services as a member of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.

CERTAIN TRANSACTIONS INVOLVING JAMES J. UNGER

Facilities Leasing Arrangements

Our headquarters facilities and our Corbitt manufacturing facilities in St. Charles, Missouri are owned by St. Charles Properties, an entity controlled by James J. Unger, our President and Chief Executive Officer. Under two leases dated May 1, 1995 and March 1, 2001, St. Charles Properties leased these facilities to ACF. We reimbursed ACF for our proportionate share of the cost of renting these facilities through April 1, 2005. On that date, ACF assigned the March 1, 2001 lease, covering our Corbitt manufacturing facilities, to us and the May 1, 1995 lease, covering our and ARL’s headquarters facility, to ARL. We continue to maintain our headquarters in the space that has been leased to ARL. Under our rent and building services agreement with ARL, we pay ARL $0.5 million per year, which represents the estimate of our proportionate share of ARL’s costs for the space that we use under the lease, including rent and building services.

Under the terms of the lease agreement assigned to ARL, ARL has leased approximately 78,000 square feet of office space. The lease expires on December 31, 2010. Rent is payable monthly in the amount of $25,000. Under the terms of the lease, ARL pays one-tenth of the property tax and insurance expenses levied upon the property. In addition, ARL must pay 17% and 54% of any increase in taxes and property insurances costs, respectively. ARL is also required to repair and maintain the facility at its costs and expense. We use approximately 80% of the office space leased by ARL under this agreement.

Under the terms of the lease agreement assigned to us, we occupy approximately 128,000 square feet of space, which we use for our Corbitt manufacturing facility. The lease expires on February 28, 2011 with an option to renew the lease for one successive five-year term. Rent is payable monthly in the amount of $29,763. The maximum monthly rent for the renewal period is $32,442 per month. We are required to pay 27% of all tax increases assessed or levied upon the property and the cost of the utilities we use, as well as repair and maintain the facility at our expense.

In 2007, we incurred $0.9 million of costs to affiliates under these two leasing arrangements.

Registration Rights

We entered into a registration rights agreement, effective upon the completion of our initial public offering, with certain of our existing stockholders. The stockholders that are party to the registration rights agreement will have the right to require us, subject to certain terms and conditions, to register their shares of our Common Stock under the Securities Act at any time following expiration of the lock-up period applicable to them. These stockholders collectively will have an aggregate of five demand registration rights, three of which relate solely to registration on a short-form registration statement, such as a Form S-3. In addition, if we propose to register any additional shares of our capital stock under the Securities Act, these stockholders will be entitled to customary “piggyback” registration rights, which will entitle them to include their shares of Common Stock in a registration of our securities for sale by us or by other security holders. The registration rights granted under the registration rights agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures. Approximately 11.4 million shares of our Common Stock are entitled to the benefits of these registration rights.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our audit committee, which is comprised of independent members of our board of directors, is responsible under its charter for reviewing and approving “related person transactions,” as those terms are defined by the SEC, for potential conflict of interest situations on an ongoing basis, unless such duty has been delegated to another committee of the board of directors consisting solely of independent directors.

Our audit committee generally does not pre-approve matters involving executive compensation, related party transactions not required to be disclosed under Item 404 of Regulation S-K, or agreements involving the purchase or sale of inventory, goods or services that are entered into in the ordinary course of business under various of our manufacturing and services agreements with ACF and ARL, each of which are companies affiliated with Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors (though proposed material amendments to such agreements would warrant consideration for possible pre-approval by our audit committee).

At each audit committee meeting, management reports any related person transactions under consideration. After review, the audit committee approves or disapproves such transactions. In reviewing, approving or ratifying related person transactions, the audit committee is responsible for obtaining the material facts of the related person transaction, reviewing whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and considering such factors as it deems appropriate.

OTHER MATTERS

Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2009 Annual Meeting of Stockholders must be received by the Company no later than December 31, 2008. These proposals must also meet the other requirements of the rules of the SEC and the Company’s By-laws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2009 Annual Meeting, other than one that will be included in the Company’s proxy materials, should notify the Company no later than March 14, 2009. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Stockholders may make recommendations to the board of directors of candidates for its consideration as nominees for director at the Company’s 2009 Annual Meeting of Stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the board of directors, c/o Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. Notice of such recommendations should be submitted in writing not later than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information and conform to certain requirements set forth in the Company’s Bylaws. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation has beneficially owned 5% or more of the Company’s Common Stock for at least one year. The board of directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures or in the Company’s Bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our Common Stock to file initial reports of their ownership and changes in ownership of our Common Stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports complied with the applicable filing requirements during 2007.

Stockholders Sharing an Address

Only one proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, stating your name, your shared address, and the address to which we should direct the additional copy of the information statement, or by calling our executive office at (636) 940-6000. If multiple stockholders sharing an address have received one copy of this proxy statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current stockholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

Report On Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder with this Proxy Statement. Stockholders may obtain without charge another copy of the Form 10-K, as amended, excluding certain exhibits, by writing to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the section of the proxy statement entitled “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

It is important that proxies be returned promptly. Therefore, stockholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

By Order of the Board of Directors

Michael Obertop,
Secretary

May 6, 2008
St. Charles, Missouri

AMERICAN RAILCAR INDUSTRIES, INC.

100 CLARK STREET

ST. CHARLES, MISSOURI 63301
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of American Railcar Industries, Inc., a Delaware corporation (the “Company”), hereby appoints Vincent
J. Intrieri and Michael Obertop, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Brown Rudnick Berlack Israels LLP Seven Times Square, New York, New York 10036, on Wednesday, June 4, 2008 at 1:00 P.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Stockholders in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN RAILCAR INDUSTRIES, INC.
June 4, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the election of the nominees as directors. 1. The election as directors of all nominees listed below:					2.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Carl C. Icahn
		¡	James J. Unger			THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
☐	WITHHOLD AUTHORITY	¡	Vincent J. Intrieri
	FOR ALL NOMINEES	¡	Peter K. Shea
		¡	James M. Laisure
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡	James C. Pontious Harold First Brett Icahn Hunter Gary	This proxy will be voted as specified or, where no direction is given, will be voted FOR all nominees listed in Proposal No. 1.
The undersigned stockholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at anytime prior to its exercise.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ▪
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
▪